UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2014

SANGAMO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30171	68-0359556
(Commission File Number)	(IRS Employer Identification No.)

501 Canal Blvd.	Richmond, California 94804
(Address of Principal Executive Offices)	(Zip Code)

(510) 970-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2014, Sangamo BioSciences, Inc. (the “Company”) entered into an underwriting agreement with J.P. Morgan Securities LLC as the representative of the several underwriters named therein (the “Underwriters”), which provides for the issuance and sale in an underwritten public offering (the “Offering”) by the Company and the purchase by the Underwriters of 4,444,444 shares of common stock of the Company (the “Common Stock”). The shares in the Offering were sold at a public offering price of $22.50 per share. The Company also granted the Underwriters an option to purchase up to 666,666 additional shares of Common Stock at the public offering price. The Company estimates that the net proceeds from the offering will be approximately $93.8 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company, and assuming no exercise of the option by the Underwriters to purchase additional shares.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3ASR (Registration No. 333-194126) and the prospectus dated February 25, 2014 included in such registration statement, as supplemented by a preliminary prospectus supplement dated March 19, 2014 and a final prospectus supplement dated March 20, 2014.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and is incorporated herein by reference. A copy of the opinion of Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the shares is attached as Exhibit 5.1 hereto.

On March 20, 2014, the Company issued a press release announcing the pricing of the Offering. A copy of this press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are attached herewith:

Exhibit	Description

1.1	Underwriting Agreement, dated as of March 20, 2014

5.1	Opinion of Morgan, Lewis & Bockius LLP

99.1	Press release, dated as of March 20, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.

By:	/s/ Edward O. Lanphier II
Name: Edward O. Lanphier
Title: President, Chief Executive Officer

Dated: March 24, 2014